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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

JNI Corporation

(Name of Issuer)
Common Stock, Par Value $.001

(Title of Class of Securities)
46622G10
(CUSIP Number)
December 31, 2001

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this schedule is filed:

        / /      Rule 13d-1(b)

        /x/      Rule 13d-1(c)

        / /      Rule 13d-1(d)

        *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

        The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.            46622G10

(1)	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only).
Eric Wenaas Social Security #

(2)	Check the Appropriate Box if a Member	(a)	/ /
	of a Group*	(b)	/ /

(3)	Sec Use Only

(4)	Citizenship or Place of Organization
United States

Number of Shares Beneficially Owned by Each Reporting Person With:		(5)	Sole Voting Power
1,706,546

		(6)	Shared Voting Power
Not applicable

		(7)	Sole Dispositive Power
1,706,546

		(8)	Shared Dispositive Power
Not Applicable

(9)	Aggregate Amount Beneficially Owned by Each Reporting Person
1,706,546

(10)	Check if the Aggregate Amount in Row (9) Excludes Certain Shares *Not applicable / /

(11)	Percent of Class Represented by Amount in Row (9)
6.4%

(12)	Type of Reporting Person*
IN

*SEE INSTRUCTIONS BEFORE FILING OUT

ITEM 1.

(a)	Name of Issuer
JNI Corporation

(b)	Address of Issuer's Principal Executive Offices
10945 Vista Sorrento Parkway San Diego, CA 92130

ITEM 2.

(a)	Name of Person Filing
Eric Wenaas

(b)	Address of Principal Business Office or, if none, Residence
3394 Carmel Mountain Road San Diego, CA 92121

(c)	Citizenship
A United States citizen.

(d)	Title of Class of Securities
Common Stock, Par Value $.001

(e)	CUSIP Number
46622G10

ITEM 3.

TYPE OF PERSON:

Not applicable

ITEM 4.

OWNERSHIP:

(a)	Amount beneficially owned:
1,706,546

(b)	Percent of class:

6.4%

(c)	Number of shares as to which the person has:

(i) Sole power to vote or to direct the vote
1,706,546

(ii) Shared power to vote or to direct the vote

Not applicable

(iii)	Sole power to dispose or to direct the disposition of
1,706,546

(iv)	Shared power to dispose or to direct the disposition of
Not applicable

ITEM 5.

OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

        If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following.    Not applicable

ITEM 6.

OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

Not applicable

ITEM 7.

IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

Not applicable

ITEM 8.

        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

Not applicable

ITEM 9.

NOTICE OF DISSOLUTION OF GROUP:

Not applicable

ITEM 10.

CERTIFICATION:

(a)
Not applicable

(b)
By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:    January 29, 2002.

/s/ Eric Wenaas
Signature

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SIGNATURE